Exhibit 1.2

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Apollo Global Securities, LLC, as the dealer manager (the “Dealer Manager”) for Apollo Realty Income Solutions, Inc. (the “Company”), a Maryland corporation which will be taxed as a real estate investment trust, invites you (the “Selected Dealer”) to participate in the distribution of shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) subject to the following terms:

I. Dealer Manager Agreement

The Dealer Manager has entered into an Amended and Restated Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company dated November 22, 2022, attached hereto as Exhibit A. Except as otherwise specifically stated herein, all terms used in this Selected Dealer Agreement (this “Agreement”) have the meanings provided in the Dealer Manager Agreement.

As described in the Dealer Manager Agreement, the Company has filed one or more registration statements with the SEC that are listed on Schedule 1 to the Dealer Manager Agreement (each, a “Registration Statement”), which Schedule 1 may be amended from time to time with the written consent of the Company and the Dealer Manager. Any new Registration Statement will be added to Schedule 1 upon its initial effectiveness with the SEC. Each Registration Statement shall register an ongoing offering (each, an “Offering”) of Common Stock, which may consist of any combination of Class S Shares, Class D Shares, Class I Shares, Class F-S Shares, Class F-D Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, and Class A-III Shares of Common Stock (the “Shares”).

Notwithstanding the foregoing, if any new Registration Statement is added to Schedule 1 to the Dealer Manager Agreement, the Dealer Manager will give the Selected Dealer written notice of such addition. Schedule 1 to the Dealer Manager Agreement may be amended from time to time with the written consent of the Company and the Dealer Manager. However, the addition or removal of Registration Statements from Schedule 1 to the Dealer Manager Agreement shall only apply prospectively and shall not affect the respective agreements, representations and warranties of the Company, the Dealer Manager, and the Selected Dealer prior to such amendments to Schedule 1 to the Dealer Manager Agreement. It is possible that more than one Registration Statement may be listed on Schedule 1 during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Dealer Manager shall (a) communicate to the Dealer details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide the Selected Dealer with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.

In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1 to the Dealer Manager Agreement, as such Schedule 1 to the Dealer Manager Agreement may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of such registration statement (including at the effective date of any post-effective amendment thereto). In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares, or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

By your acceptance of this Agreement, you will become one of the Selected Dealers referred to in the Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of Section 4 of the Dealer Manager Agreement wherein the Selected Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors (including any person named in the Registration Statement, with his consent, as about to become a director), each other person who has signed the Registration Statement and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act.

The Selected Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Selected Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Selected Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.

II. Submission of Orders

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Selected Dealer such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Shares will be instructed by the Selected Dealer to make their instruments of payment payable to or for the benefit of “UMB Bank, N.A., as Escrow Agent for Apollo Realty Income Solutions, Inc.” as described in the Prospectus and Subscription Agreement for any Offering in which there is a minimum offering contingency described in the Prospectus, including any continuing escrow obligations imposed by certain states as described in the Prospectus (the “Minimum Offering”) that has not yet been satisfied. If no such Minimum Offering is applicable or has already been satisfied in accordance with the Prospectus, then those persons who purchase Shares will be instructed by the Selected Dealer to make their instruments of payment payable to or for the benefit of “Apollo Realty Income Solutions, Inc.” after the escrow period. Purchase orders that include (a) instruments of payment received by the Company at least two (2) business days prior to the first calendar day of the month and (b) a completed and executed Subscription Agreement in good order received by the Company at least five (5) business days prior to the first calendar day of the month (unless waived by the Dealer Manager) will be executed as of the first calendar day of each month (based on the prior month’s transaction price). Subscribers may not submit an initial purchase order until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

Any repurchase requests must be made in accordance with the applicable procedures described in the Company’s offering document, the Company’s Share Repurchase Plan (as defined below), and applicable law, rules, and regulations. The parties acknowledge and agree that a repurchase request is not received in good order unless the repurchase request and all required documentation is complete and received by the Company’s transfer agent by the applicable repurchase request deadline described in the Company’s offering document or otherwise specified by the Company in writing.

If the Selected Dealer receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, as further described in the Prospectus the Selected Dealer shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Subscription Agreements and instruments of payment received by the Selected Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. Transmittal of received investor funds will be made in accordance with the procedures set forth below.

Where, pursuant to the Selected Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Selected Dealer for deposit to the escrow agent described in the Prospectus and Subscription Agreement for any Offering in which a Minimum Offering is applicable and has not yet been satisfied. If no such Minimum Offering is applicable or has been satisfied in accordance with the Prospectus, the Subscription Agreement and instruments of payment will be transmitted by the end of the next business day following receipt by the Selected Dealer to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

Where, pursuant to the Selected Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Selected Dealer to the office of the Selected Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment for deposit to the escrow agent described in the Prospectus and Subscription Agreement for any Offering in which a Minimum Offering is applicable and has not yet been satisfied. If no such Minimum Offering is applicable or has been satisfied in accordance with the Prospectus, then the Final Review Office will, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreement and instruments of payment to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

III. Pricing

Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Shares shall be offered to the public at a purchase price payable in cash generally equal to the Company’s prior month’s net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus), or at a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Share since the end of the prior month, plus in either case any applicable upfront selling commissions and dealer manager fees, subject in certain circumstances to reductions thereof described in the Prospectus.

For stockholders who participate in the Company’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of Shares that each stockholder owns will be automatically re-invested in additional Shares of the same class. The DRIP Shares will be issued and sold to stockholders of the Company at a purchase price equal to the then-current Share offering price per Share before any applicable selling commissions and dealer manager fees (“transaction price”) of the applicable class of Shares on the date the distribution is payable.

Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Selected Dealer by the Company or the Dealer Manager, (a) a minimum initial purchase of $2,500 in Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares is required, and additional investments of such shares may be made in cash in minimal increments of at least $500 in such Shares, and (b) a minimum initial purchase of $1,000,000 in Class I Shares and Class F-I Shares is required, and additional investments may be made in cash in minimal increments of at least $500 in Class I Shares and Class F-I Shares unless such minimums are waived by the Dealer Manager. If eligible to be purchased by clients of Selected Dealer, the minimum subsequent investment for Class A-I, Class A-II, or Class A-III shareholders is $500 per transaction, unless such minimum is waived by the Dealer Manager. The Shares are nonassessable.

IV. Selected Dealers’ Compensation

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended, restated, or supplemented from time to time, as compensation for completed sales and ongoing stockholder services rendered by Selected Dealer hereunder, Selected Dealer is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto, which compensation reflects the payment of all or a portion of the selling commissions, dealer manager fees and Servicing Fees received by the Dealer Manager in connection with Shares sold by the Selected Dealer or Shares owned by stockholders to whom the Selected Dealer performs ongoing stockholder services, as applicable.

V. Representations, Warranties and Covenants of Selected Dealer

In addition to the representations and warranties found elsewhere in this Agreement, Selected Dealer represents, warrants and agrees that:

(a)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Selected Dealer is organized.

(b)

It is empowered under applicable laws and by Selected Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Selected Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Selected Dealer’s ability to perform under this Agreement.

(c)

The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Selected Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(d)	All requisite actions have been taken to authorize Selected Dealer to enter into and perform this Agreement.

(e)

It shall notify Dealer Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Selected Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Selected Dealer, within the meaning of Section 15 of the Securities Act.

(f)

It will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Selected Dealer receives prior written consent from Dealer Manager.

(g)	Selected Dealer acknowledges that the Dealer Manager will enter into similar agreements with other broker-dealers, which does not require the consent of Selected Dealer.

(h)

The Selected Dealer represents that it has policies and procedures to ensure compliance with FINRA Rule 2030 and is currently in compliance with FINRA Rule 2030. Moreover, the Selected Dealer represents that neither it nor any of its Covered Associates has made, directly or indirectly, any contributions that prohibit the Selected Dealer from engaging in solicitation activities for compensation under FINRA Rule 2030 (a “Triggering Contribution”). The Selected Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate FINRA Rule 2030 while engaged hereunder. If the Selected Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of FINRA Rule 2030, it shall promptly provide written notice to the Dealer Manager of the nature of the ban or violation.

As used herein, “Covered Associate” means any (i) general partner, managing member or executive officer of the Selected Dealer, as well as any person with a similar status or function, (ii) any associated person of the Selected Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of the Selected Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by the Selected Dealer or one of its Covered Associates.

(i)

The Selected Dealer agrees to be bound by the terms of any escrow agreement applicable to an Offering, if any, and the Selected Dealer agrees that it will not represent or imply that the escrow agent identified in the Prospectus, has investigated the desirability or advisability of any investment in the Company or has approved, endorsed, or passed upon the merits of the Shares or of the Company, nor will the Selected Dealer use the name of such escrow agent in any manner whatsoever in connection with the offer and sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.

In the event that the Dealer Manager has reallowed any selling commission or dealer manager fee to the Selected Dealer for the sale of one or more Shares and the subscription is rejected, canceled or rescinded for any reason as to one or more of the Shares covered by such subscription, the Selected Dealer shall pay the amount specified to the Dealer Manager within ten (10) days following mailing of notice to the Selected Dealer by the Dealer Manager stating the amount owed as a result of canceled, rescinded, or rejected subscriptions. Further, if the Selected Dealer has retained selling commissions in connection with an order that is subsequently rejected, canceled, or rescinded for any reason, the Selected Dealer agrees to return to the subscriber any selling commission theretofore retained by the Selected Dealer with respect to such order within three (3) days following mailing of notice to the Selected Dealer by the Dealer Manager stating the amount owed as a result of canceled, rescinded, or rejected subscriptions. If the Selected Dealer fails to pay any such amounts, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to the Selected Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

VII. Prospectus and Authorized Sales Materials; Compliance with Laws

The Selected Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager in its discretion will supply the Selected Dealer with reasonable quantities of and/or a link to its publicly accessible website (www.gwms.apollo.com/realtyincomesolutions) where the Selected Dealer may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. The Selected Dealer agrees that it will deliver:

(a)

to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Selected Dealer by the Dealer Manager; and

(b)

to each investor that subscribes for an order to purchase Shares, as of the time the Company accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Selected Dealer by the Dealer Manager.

The Selected Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Selected Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Selected Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. The Selected Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Selected Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager or the Company in writing. The Selected Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Selected Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Selected Dealer, and in offering and selling Shares, the Selected Dealer agrees to comply with all the applicable requirements imposed upon it under:

(a)	the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations of the SEC promulgated under both such acts;

(b)	all applicable state securities laws and regulations as from time to time in effect;

(c)

any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Selected Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended (the “USA PATRIOT Act”), and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and

(d)	this Agreement and the Prospectus as amended and supplemented.

With respect to the Selected Dealer’s use of electronic delivery of offering documents or subscription agreements and electronic signatures, the Selected Dealer agrees to comply with the applicable requirements of the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017, as well as the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act referred to therein, each as may be amended from time to time.

Notwithstanding the termination of this Agreement or the payment of any amount to the Selected Dealer, the Selected Dealer agrees to pay the Selected Dealer’s proportionate share of any claim, demand or liability asserted against the Selected Dealer and the other Selected Dealers on the basis that such Selected Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Selected Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII. License and Association Membership

The Selected Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Selected Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws, if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Selected Dealer ceases to be a member in good standing of FINRA. The Selected Dealer agrees to notify the Dealer Manager immediately if the Selected Dealer ceases to be a member in good standing of FINRA. The Selected Dealer also hereby agrees to abide by the rules of FINRA, including, without limitation, FINRA Rules 2040 (Payments to Unregistered Persons), 2111 (Suitability), 2121 (Fair Prices and Commissions), 2310 (Direct Participation Programs), 5110 (Corporate Financing Rule – Underwriting Terms and Arrangements) and 5141 (Sale of Securities in a Fixed Price Offering).

IX. Limitation of Offer; Suitability

The Selected Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required and in which the Selected Dealer has all required licenses and registrations to offer Shares in such jurisdictions.

In offering Shares, the Selected Dealer will comply with the provisions of the rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Articles III.C and III.E.1 of the NASAA Statement of Policy Regarding Real Estate Investment Trusts, as adopted by the NASAA membership on May 7, 2007 (the “NASAA Guidelines”) and any enhanced standard of care applicable under Regulation Best Interest promulgated under the Exchange Act (“Regulation Best Interest”). The Selected Dealer acknowledges that any recommendations of Shares it makes to retail investors, within the meaning of those terms for purposes of Regulation Best Interest, will be subject to Regulation Best Interest, and that the Dealer Manager shall not make any recommendation to any person solicited by the Selected Dealer. Nothing contained in this section shall be construed to relieve Selected Dealer of its suitability obligations under FINRA Rule 2111 or FINRA Rule 2310.

The Selected Dealer will sell Class S Shares, Class D Shares, Class I Shares, Class F-S Shares, Class F-D Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, and Class A-III Shares only to the extent approved by the Dealer Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D Shares, Class I Shares, Class F-D Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, and Class A-III Shares pursuant to this Agreement, sell such Shares only to those persons who are eligible to purchase Class D Shares, Class I Shares, Class F-D Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, and Class A-III Shares as described in the Prospectus. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Selected Dealer agrees to comply with the record-keeping requirements imposed by:

(a)	federal and state securities laws and the rules and regulations thereunder;

(b)	the applicable rules of FINRA; and

(c)

the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares.

The Selected Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Selected Dealer’s receipt of a subpoena or other appropriate document request from such agency.

The Selected Dealer further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

X. Disclosure Review; Confidentiality of Information

The Selected Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Selected Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Selected Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Selected Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that (a) the Selected Dealer and Selected Dealer’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Selected Dealer that are conducting a due diligence inquiry on behalf of the Selected Dealer and (b) persons or committees, as the case may be, responsible for determining whether the Selected Dealer will participate in the Offering ((a) and (b) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, ARIS Management, LLC (the “Advisor”), or their respective affiliates.

For purposes hereof, “Confidential Information” shall mean and include:

(a)	trade secrets concerning the business and affairs of the Company, the Dealer Manager, the Advisor, or their respective affiliates;

(b)

confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Dealer Manager, the Advisor, or their respective affiliates;

(c)

information concerning the business and affairs of the Company, the Dealer Manager, the Advisor, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented);

(d)	any information marked or designated “Confidential—For Due Diligence Purposes Only”; and

(e)	any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.

The Selected Dealer agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Selected Dealer’s due diligence inquiry. The Selected Dealer agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Selected Dealer’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Selected Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Selected Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Selected Dealer’s confidentiality obligation. The Selected Dealer acknowledges that Selected Dealer or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Selected Dealer acknowledges that Selected Dealer or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Selected Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith.

Notwithstanding the foregoing, Confidential Information may be disclosed:

(a)	if approved in writing for disclosure by the Company or the Dealer Manager;

(b)	pursuant to a subpoena or as required by law; or

(c)

as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Selected Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI. Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Selected Dealer hereby represents that it has complied and will comply with Section 326 of the USA PATRIOT Act and the implementing rules and regulations promulgated thereunder in connection with broker-dealers’ anti-money laundering obligations. The Selected Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA PATRIOT Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, the Selected Dealer agrees to:

(a)	verify the identity of its new customers;

(b)	maintain customer records; and

(c)	check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons.

Additionally, the Selected Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA PATRIOT Act as potential signals of money laundering or terrorist financing. Selected Dealer will submit to the Financial Crimes Enforcement Network (FinCEN) any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law.

Upon request by the Dealer Manager at any time, the Selected Dealer hereby agrees to furnish:

(a)	a copy of its AML Program to the Dealer Manager for review; and

(b)	a copy of the findings and any remedial actions taken in connection with the Selected Dealer’s most recent independent testing of its AML Program.

The Selected Dealer agrees to notify the Dealer Manager immediately if the Selected Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII. Privacy.

The Selected Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLB Act and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, the Selected Dealer may share with the Company and the Company may share with the Selected Dealer nonpublic personal information (as defined under the GLB Act) of customers of the Selected Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Selected Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which the Selected Dealer served as the broker dealer of record for such customer’s account. The Selected Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except:

(a)	to service providers (when necessary and as permitted under the GLB Act);

(b)	to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLB Act); or

(c)	as otherwise required by applicable law.

Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Selected Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Selected Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event the Selected Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

The Selected Dealer shall implement commercially reasonable measures in compliance with industry best practices designed to:

(a)	assure the security and confidentiality of nonpublic personal information of all customers;

(b)	protect such information against any anticipated threats or hazards to the security or integrity of such information;

(c)	protect against unauthorized access to, or use of, such information that could result in material harm to any customer;

(d)	protect against unauthorized disclosure of such information to unaffiliated third parties; and

(e)

otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLB Act), and any other applicable legal or regulatory requirements.

The Selected Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom the Selected Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII. Selected Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Selected Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. The Selected Dealer also acknowledges that the Company’s share repurchase plan (the “Share Repurchase Plan”) provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Share Repurchase Plan at any time in accordance with the terms of the Share Repurchase Plan. The Selected Dealer hereby agrees that so long as the Company is offering Shares under a Registration Statement filed with the SEC and the Company has not listed the Shares on a national securities exchange, the Selected Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XIV. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16)).

The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration.

Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XV. Termination

The Selected Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing or other transmission of such notice by the methods provided in Section XVII below. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Selected Dealer, and any such amendment shall be deemed accepted by the Selected Dealer upon placement of an order for sale of Shares by such Selected Dealer’s customer after the Selected Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and Selected Dealer set forth in Sections IV (Selected Dealers’ Compensation), VI (Right to Reject Orders or Cancel Sales), VII (Prospectus and Authorized Sales Materials; Compliance with Laws), and XIII (Selected Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares) through XVII (Notice) of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI. Use of Company and Apollo Names

Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Dealer Manager of any consent that would otherwise be required under this Agreement or applicable law prior to the use of Selected Dealer of the name or identifying marks of the Company, the Dealer Manager or “Apollo” (or any combination or derivation thereof). The Dealer Manager reserves the right to withdraw its consent to the use of the Company’s name at any time and to request to review any materials generated by the Selected Dealer that use the Company’s or Apollo’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XVII. Notice

Notices and other writings contemplated by this Agreement shall be delivered via (a) hand, (b) first class registered or certified mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier or (d) email. All such notices shall be addressed, as follows:

If to the Dealer Manager:	Apollo Global Securities, LLC
Attn: Amanda Huttenlocher
9 West 57th Street
New York, New York 10019
Email: ahuttenlocher@apollo.com

With a copy, which shall not constitute notice, to:

Apollo Realty Income Solutions, Inc.
Attn: John Calace
9 West 57th Street
New York, New York 10019
Email: jcalace@apollo.com

If to the Advisor:	ARIS Management, LLC
c/o Apollo Global Management, Inc.
Attn: Jessica Lomm
9 West 57th Street
New York, New York, 10019
Email: jlomm@apollo.com

If to the Company:	Apollo Realty Income Solutions, Inc.
Attn: John Calace
9 West 57th Street
New York, New York, 10019
Email: jcalace@apollo.com

If to Selected Dealer:	To the address specified by the Selected Dealer herein.

XVIII. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Selected Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) shall lie exclusively in New York, New York.

XIX. No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Selected Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Selected Dealers; instead, this Agreement shall only constitute the Selected Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

XX. ERISA Matters

The parties agree as follows:

(a)	The Selected Dealer is a broker-dealer registered under the Exchange Act.

(b)

To the extent the Selected Dealer (or its registered representatives) uses or relies on any of the information, tools and materials that the Dealer Manager, the Company, the Advisor, the sponsor of the Company or each of their respective affiliates and related parties (collectively, the “Company Parties”) provides directly to the Selected Dealer (or its registered representatives), without direct charge, for use in connection with the Selected Dealer’s “Retirement Customers” (which include a plan, plan fiduciary, plan participant or beneficiary, individual retirement account (“IRA”) or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)), the Selected Dealer will act as a “fiduciary” under ERISA or the Code (as applicable), and will be responsible for exercising independent judgment in evaluating the retirement account transaction.

(c)

Certain of the Company Parties have financial interests associated with the purchase of Shares of the Company, including the fees, expense reimbursements and other payments they anticipate receiving in connection with the purchase of Shares of the Company, as described in the Prospectus.

(d)

To the extent that the Selected Dealer provides investment advice to its Retirement Customers, Dealer will do so in a fiduciary capacity under ERISA or the Code, or both, and the Selected Dealer is responsible for exercising independent judgment with respect to any investment advice it provides to its Retirement Customers.

(e)	The Selected Dealer is independent of the Dealer Manager and the Dealer Manager is not undertaking to provide impartial investment advice to the Selected Dealer or its Retirement Customers.

THE DEALER MANAGER:

APOLLO GLOBAL SECURITIES, LLC

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	Identity of Selected Dealer:

Company Name:

Type of Entity:
(i.e., corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in all States:	Yes	☐	No	☐

If no, list all States licensed as broker-dealer:

Tax ID #:

2.	Person to receive notices delivered pursuant to the Selected Dealer Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Email:

AGREED TO AND ACCEPTED BY THE SELECTED DEALER:

(Selected Dealer’s Firm Name)

By:
(Signature)

Name:

Title:

Date:

SCHEDULE I

ADDENDUM TO

SELECTED DEALER AGREEMENT WITH

APOLLO GLOBAL SECURITIES, LLC

Name of Selected Dealer:

The following (the “Addendum”) reflects the selling commissions, dealer manager fees and Servicing Fees as agreed upon between Apollo Global Securities, LLC (the “Dealer Manager”) and Selected Dealer, effective as of the effective date of the Selected Dealer Agreement (the “Agreement”) between the Dealer Manager and Selected Dealer in connection with the offering of Shares of Apollo Realty Income Solutions, Inc. (the “Company”).

I. Upfront Selling Commissions and Dealer Manager Fees.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended, restated, or supplemented from time to time, as compensation for completed sales (as defined below) by the Selected Dealer of Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares that the Selected Dealer is authorized to sell and for services rendered by Selected Dealer hereunder, the Dealer Manager shall reallow to Selected Dealer an upfront selling commission in an amount up to the percentage, if any, set forth below of the transaction price per Share on such completed sales of Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares, as applicable, by Selected Dealer. Selected Dealer shall not receive selling commissions for sales of any DRIP Shares, or for sales of any Class I Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, or Class A-III Shares whether in the primary portion of the Offering (the “Primary Offering”) or pursuant to the DRIP.

For purposes of this Schedule I, a “completed sale” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received by the Company in full in the manner provided in Section II of the Agreement, the Company has accepted the subscription agreement of such subscriber, and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended, restated, or supplemented from time to time, as compensation for completed sales by the Selected Dealer of Class S Shares and Class F-S Shares that the Selected Dealer is authorized to sell and for services rendered by Selected Dealer hereunder, the Dealer Manager shall reallow to Selected Dealer an upfront dealer manager fee in an amount equal to the percentage set forth below of the transaction price per share on such completed sales of Class S Shares and Class F-S Shares by Selected Dealer. Selected Dealer shall not receive dealer manager fees for sales of any DRIP Shares, or for sales of any Class D Shares, Class I Shares, Class F-D Shares, Class F-I Shares, Class A-I Shares, Class A-II Shares, or Class A-III Shares, whether in the Primary Offering or pursuant to the DRIP.

After the Minimum Offering applicable to an Offering has been satisfied or if no such Minimum Offering applies to an Offering, the Selected Dealer may withhold the selling commissions and dealer manager fees, if applicable, to which it is entitled pursuant to the Agreement, this Schedule I and the Prospectus from the purchase price for the Shares in the Offering and forward the balance to the Company or its agent as set forth in the Subscription Agreement if it represents to the Dealer Manager that:

(a)	the Selected Dealer is legally permitted to do so; and

(b)	the Selected Dealer does the following:

(i)	meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement;

(ii)

has forwarded the Subscription Agreement to the Company or its agent within the time required under Section II of the Agreement, and received the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions and dealer manager fees, if applicable, to which the Selected Dealer is entitled, to the Company or its agent; and

(iii)	has verified that there are sufficient funds in the investor’s account with the Selected Dealer to cover the entire cost of the subscription.

The Selected Dealer shall wire such subscription funds to the Company or its agent as set forth in the Subscription Agreement by the end of the second business day following receipt of the Company’s written acceptance of the subscription.

The Selected Dealer shall be responsible for implementing the volume discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Requests to combine purchase orders of Class S Shares as a part of a combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Selected Dealer, and any resulting reduction in selling commissions and/or dealer manager fees will be prorated among the separate subscribers.

II. Terms and Conditions of the Servicing Fees

The payment of the Servicing Fee to Selected Dealer is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Selected Dealer elects to sell Class S Shares, Class D Shares, Class F-S Shares, and/or Class F-D Shares, eligibility to receive the Servicing Fee with respect to the Class S Shares, Class D Shares, Class F-S Shares, and/or Class F-D Shares, as applicable, sold by the Selected Dealer is conditioned upon the Selected Dealer acting as broker-dealer of record with respect to such Shares and complying with the requirements set forth below, including providing stockholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.

(a)	the existence of an effective Selected Dealer Agreement or ongoing Servicing Agreement between the Dealer Manager and the Selected Dealer; and

(b)

the provision of services with respect to the Class S Shares, Class D Shares, Class F-S Shares, and/or Class F-D Shares, as applicable, by the Selected Dealer, which may include one or more, without limitation and, as appropriate, of the following:

(i)	assistance with recordkeeping, including maintaining records for and on behalf of Selected Dealer’s customers reflecting transactions and balances of Shares owned;

(ii)	transmitting stockholder communications to its customers from the Company or the Dealer Manager, including the Prospectus, annual and periodic reports, and proxy statements;

(iii)	establishing an account and providing ongoing account maintenance;

(iv)	assistance with and answering investor inquiries regarding the Company, including distribution payments and reinvestments;

(v)	helping investors understand their investments upon their request;

(vi)	assistance with Share repurchase requests;

(vii)	assistance with Share conversion processing; or

(viii)	providing such other similar services as the stockholder may reasonably require in connection with its investment in the class of Shares.

The Selected Dealer hereby represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements and is providing the above-described services. However, the Selected Dealer agrees to promptly notify Dealer Manager if it is no longer the broker-dealer of record with respect to some or all of the Class S Shares, Class D Shares, Class F-S Shares, or Class F-D Shares giving rise to such Servicing Fee or if it no longer satisfies any or all of the conditions set forth above.

Subject to the conditions described herein, the Dealer Manager will reallow to Selected Dealer the Servicing Fee in an amount described below, on Class S Shares, Class D Shares, Class F-S Shares, or Class F-D Shares, as applicable, sold by Selected Dealer. To the extent payable, the Servicing Fee will accrue monthly based on the Company’s then-current NAV of the Shares of such class and will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Servicing Fee, the Selected Dealer’s compliance with the listed conditions, and/or the portion retained by the Dealer Manager will be made by the Dealer Manager in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Selected Dealer is no longer the broker-dealer of record with respect to such Class S Shares, Class D Shares, Class F-S Shares, or Class F-D Shares or that Selected Dealer no longer satisfies any or all of the conditions set forth above, then Selected Dealer’s entitlement to the Servicing Fees related to such Class S Shares, Class D Shares, Class F-S Shares, and/or Class F-D Shares, as applicable, shall cease in, and Selected Dealer shall not receive the Servicing Fee for, any month in which Selected Dealer is not eligible on the last day of the month. Broker-dealer transfers will be made effective as of the start of the first business day of a month.

Thereafter, such Servicing Fees may be reallowed to the then-current broker-dealer of record of the Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares, as applicable, if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”), such Selected Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance and the Servicing Dealer is in compliance with the terms of such agreement related to such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Selected Dealer is not entitled to any Servicing Fee with respect to Class I Shares or Class F-I Shares. The Dealer Manager may also reallow some or all of the Servicing Fee to other broker-dealers who provide services with respect to the applicable Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

As described in the Prospectus, the Company and the Dealer Manager shall cease paying the Servicing Fee with respect to any Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total selling commissions, dealer manager fees and Servicing Fees paid with respect to such Shares would exceed, in the aggregate, 8.75% (or such other percentage not exceeding 10% as determined by the Company’s board of directors and as disclosed by the Company in a press release or in a document publicly filed with the SEC pursuant to the Exchange Act) of the gross proceeds from the sale of such Shares (including the gross proceeds of any Shares issued under the DRIP with respect thereto). At the end of such month, such Class S Shares or Class D Shares (and any Shares issued under the DRIP with respect thereto) held in a stockholder’s account shall automatically convert without any action on the part of the holder thereof into a number of Class I Shares (including any fractional Shares) each with an equivalent aggregate NAV as such Share and Class F-S Shares or Class F-D Shares (and any Shares issued under the DRIP with respect thereto) held in a stockholder’s account shall automatically convert without any action on the part of the holder thereof into a number of Class F-I Shares (including any fractional shares) with an equivalent aggregate NAV as such Share.

In addition, the Company and the Dealer Manager will cease paying the Servicing Fee on Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares in connection with an Offering upon the earlier to occur of the following:

(a)	the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; or

(b)

the date following the completion of the Primary Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, dealer manager fees, the Servicing Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Shares sold in such Offering, as determined in good faith by the Dealer Manager in its sole discretion.

The Company and the Dealer Manager will also cease paying the Servicing Fee on Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares upon the listing of a class of common stock or such later date or dates not to exceed twelve months from the date of listing as shall be approved by the Company’s board of directors with respect to all or any portion of the outstanding shares of the class or classes of common stock that are not so listed, each share of the class or classes of common stock that are not so listed or of such portion thereof will automatically and without any action on the part of the holder thereof convert into a number of shares of the class of common stock that is listed with an equivalent NAV as such share.

For purposes of this Schedule I, the portion of the Servicing Fee accruing with respect to Class S Shares, Class D Shares, Class F-S Shares, and Class F-D Shares of the Company’s common stock issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

III. General

Selling commissions, dealer manager fees and Servicing Fees due to the Selected Dealer pursuant to this Agreement will be paid to the Selected Dealer within 30 days after receipt by the Dealer Manager. The Selected Dealer, in its sole discretion, may authorize Dealer Manager to deposit selling commissions, dealer manager fees, Servicing Fees or other payments due to it pursuant to this Agreement directly to its bank account. If the Selected Dealer so elects, the Selected Dealer shall provide such deposit authorization and instructions in Schedule II to this Agreement.

The parties hereby agree that the foregoing selling commissions and reallowed dealer manager fees and Servicing Fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Selected Dealer’s interest in the Offering is limited to such selling commissions and reallowed dealer manager fees and Servicing Fee, as applicable, from the Dealer Manager and the Selected Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such selling commissions and reallowed dealer manager fees and Servicing Fee to the Selected Dealer.

Except as otherwise described in Section I (Upfront Selling Commissions and Dealer Manager Fees) above, the Selected Dealer waives any and all rights to receive compensation, including the dealer manager fees and Servicing Fee, until it is paid to and received by the Dealer Manager. Selected Dealer acknowledges and agrees that, if the Company pays selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Dealer Manager, the Company is relieved of any obligation for selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Selected Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by the Selected Dealer for selling commissions, dealer manager fees or Servicing Fees, as applicable, the Company pays to Dealer Manager but that Dealer Manager fails to remit to the Selected Dealer.

The Selected Dealer affirms that the Dealer Manager’s liability for selling commissions and dealer manager fees payable and the Servicing Fee is limited solely to the proceeds of selling commissions, dealer manager fees and the Servicing Fee, as applicable, receivable from the Company and the Selected Dealer hereby waives any and all rights to receive payment of selling commissions or any reallowance of dealer manager fees or the Servicing Fee, as applicable, due until such time as the Dealer Manager is in receipt of the selling commission, dealer manager fee or Servicing Fee, as applicable, from the Company.

Notwithstanding the above, the Selected Dealer affirms that, to the extent the Selected Dealer retains selling commissions as described in Section I (Upfront Selling Commissions and Dealer Manager Fees) above, neither the Company nor the Dealer Manager shall have liability for selling commissions payable to the Selected Dealer, and that Selected Dealer is solely responsible for retaining the selling commissions due to the Selected Dealer from the subscription funds received by the Selected Dealer from its customers for the purchase of Shares in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, the Selected Dealer will not be entitled to receive any selling commissions, dealer manager fees or Servicing Fee that would cause the aggregate amount of selling commissions, dealer manager fees, Servicing Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering.

IV. Due Diligence

In addition, as set forth in the Prospectus, the Dealer Manager or, in certain cases at the option of the Company, the Company, will pay or reimburse the Selected Dealer for reasonable bona fide due diligence expenses incurred by the Selected Dealer in connection with the Offering. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Selected Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. The Selected Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Dealer Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice.

Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to the Selected Dealer and other broker-dealers, together with all other organization and offering expenses, to exceed 15% of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

V. Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE SELECTED DEALER ELECTS TO PARTICIPATE IN THE DISTRIBUTION OF THE LISTED SHARE CLASS

☐	Class S Shares	☐	Class D Shares	☐	Class I Shares

☐	Class F-S Shares	☐	Class F-D Shares	☐	Class F-I Shares

The Company will notify the Selected Dealer when and if the Selected Dealer becomes eligible to sell Class A-I Shares, Class A-II Shares, or Class A-III Shares pursuant to the eligibility requirements set forth in the Prospectus. Notwithstanding, the terms of this Agreement shall be applicable to any sales of Class A-I Shares, Class A-II Shares, or Class A-III Shares by the Selected Dealer.

The following reflects the selling commission, dealer manager fee and/or the Servicing Fee as agreed upon between the Dealer Manager and the Selected Dealer for the applicable Share Class.

(Initials)	Selling commission of _____% of the transaction price per Class S Share sold in the Primary Offering* (Up to 3.0%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S Shares.

(Initials)	Dealer manager fee of _____% of the transaction price per Class S Share sold in the Primary Offering* (Up to 0.5%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S Shares.

(Initials)	Servicing Fee of _____% (annualized rate) of aggregate NAV of outstanding Class S Shares* (Up to 0.85%)	By initialing here, the Selected Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Selected Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Selected Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

(Initials)	Selling commission of _____% of the transaction price per Class D Share* (Up to 1.5%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D Shares.

(Initials)	Servicing Fee of _____% (annualized rate) of aggregate NAV of outstanding Class D Shares* (Up to 0.25%)	By initialing here, the Selected Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Selected Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Selected Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

(Initials)	Selling commission of _____% of the transaction price per Class F-S Share sold in the Primary Offering* (Up to 3.0%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class F-S Shares.

(Initials)	Dealer manager fee of _____% of the transaction price per Class F-S Share sold in the Primary Offering* (Up to 0.5%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class F-S Shares.

(Initials)	Servicing Fee of _____% (annualized rate) of aggregate NAV of outstanding Class F-S Shares* (Up to 0.85%)	By initialing here, the Selected Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Selected Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Selected Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

(Initials)	Selling commission of _____% of the transaction price per Class F-D Share* (Up to 1.5%)	By initialing here, the Selected Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class F-D Shares.

(Initials)	Servicing Fee of _____% (annualized rate) of aggregate NAV of outstanding Class F-D Shares* (Up to 0.25%)	By initialing here, the Selected Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Selected Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Selected Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

*	Subject to the discounts and/or limitations described in the “Plan of Distribution” section of the Prospectus.

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

DEALER MANAGER

APOLLO GLOBAL SECURITIES, LLC

By:
Name:
Title:

SELECTED DEALER

(Print Name of Selected Dealer)

By:

Name:

Title:

Date:

SCHEDULE II

TO

SELECTED DEALER AGREEMENT WITH

APOLLO GLOBAL SECURITIES, LLC

NAME OF ISSUER: APOLLO REALTY INCOME SOLUTIONS, INC.

NAME OF SELECTED DEALER:

SCHEDULE TO AGREEMENT DATED:

Selected Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fees, Servicing Fees, and other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until Selected Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into Selected Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Selected Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

SELECTED DEALER

(Print Name of Selected Dealer)

By:

Name:

Title:

Date: